Exhibit 2.2

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated as of January 11, 2007 (“Effective Date”), between Napster, LLC, a Delaware limited liability company with principal offices located at 9044 Melrose Avenue, Los Angeles, California 90069 (“Buyer”), AOL LLC (for certain limited purposes under Section 12.5, Article 14, Article 15, and Article 16 below), a Delaware limited liability company with principal offices located at 22000 AOL Way, Dulles, Virginia 20166 (“AOL”) and AOL Music Now LLC, a Delaware limited liability company with principal offices located at 550 West Washington Boulevard, Chicago, Illinois 60661 (“Seller”). Buyer and Seller are, from time to time, referred to individually as a “party” and jointly or collectively as the “parties.”

RECITALS

WHEREAS, Seller desires to sell the Assets (as herein defined) to Buyer and Buyer desires to purchase the Assets from Seller for the consideration, terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	DEFINITIONS AND USAGE.

The following definitions shall apply for purposes of this Agreement:

“Advertising Agreement” means an advertising agreement as executed by the parties in a form attached to this Agreement as Exhibit C.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person.

“Assets” have the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.1.1.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Baseline Calculation Date” has the meaning set forth in Section 2.2.2(b).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.5.

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“Closing Date” means the date of the Closing.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Customer” means an end user of the Music Now Service who has either made purchases from, or otherwise registered with, the Music Now Service, including users who as of the Effective Date are on a subscription plan (including Trial Subscribers).

“Customer Database” means the following information in a digital form, as prepared and delivered in accordance with the Transition Plan, relating to each Subscriber and Shopper to the extent collected by Seller: [***]. For purposes of clarity, the information described above include only information of those Subscribers and Shoppers who do not opt-out of transitioning to the Napster Service in accordance with the Subscriber Notification procedures set forth in the Transition Plan.

“Deposit” shall have the meaning set forth in Section 2.2.1 below.

“Disclosure Schedules” means the disclosure schedules attached to Exhibit F to this Agreement.

“Final Cash Purchase Price” shall have the meaning set forth in Section 2.2.2.

“Final Payment Date” shall have the meaning set forth in Section 2.2.2.

“Laws” mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any claim, charge, easement, encumbrance, security interest, lien, option to acquire or dispose of, pledge, or restriction on voting, sale, transfer, or disposition, whether imposed by agreement, understanding, law, equity or otherwise.

“Material Adverse Event” means an event, circumstance or event that would (a) be materially adverse to the Music Now Service taken as a whole, (b) materially impair the validity or enforceability of this Agreement against Seller or Buyer, or (c) materially adversely affect either party’s ability to perform its obligations under this Agreement or the other documents and agreements referenced herein.

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“Music License Agreements” means the license agreements for the distribution of musical content between Seller and the independent music labels identified in Exhibit D attached hereto.

“Music Now Service” means the music entertainment subscription service known as “AOL Music Now” provided and operated by Seller located at www.musicnow.com and www.aolmusicnow.com.

“Napster Service” means the music entertainment service that Buyer will provide to Subscribers and Shoppers as of the Transition Date in accordance with the terms of this Agreement.

“New Subscriber” shall have the meaning set forth in Section 5.3 of the Transition Plan.

“Payment Information” means the credit card or Visa/MasterCard branded credit/debit card numbers and related billing address information provided by the Subscribers and Shoppers to Seller for use with their purchases and subscriptions on the Music Now Service.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a governmental body.

“Proceeding” means any action, arbitration, hearing, formal investigation, litigation or suit commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Purchase Price Calculation” shall have the meaning set forth in Section 2.2.3 below.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” has the meaning set forth in Section 2.3.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Shopper” means a Customer who has made one or more purchases for content from the Music Now Service between January 1, 2006 and the Closing Date and who has not opted-out of transitioning to the Napster Service as of the Closing Date in accordance with the terms of the Transition Plan.

“Statement of Objections” shall have the meaning set forth in Section 2.2.3 below.

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“Subscriber” means either (a) a Customer (i) who is on a subscription plan with Seller for access and use of the Music Now Service, including all Trial Subscribers and (ii) who has valid Payment Information on file with Seller as of the Seller’s last billing attempt and (iii) who has not opted-out of transitioning to the Napster Service as of the Closing Date in accordance with the terms of the Transition Plan, or (b) a New Subscriber.

“Subscriber Contracts” means all contracts for the provision of the Music Now Service between Seller and Subscribers that are in effect as of the Closing Date.

“Subscriber Notification” means the notice that Seller will provide to Customers as set forth in Section 1 of the Transition Plan.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.

“Transition Plan” has the meaning set forth in Section 2.4.

“Transition Date” means the date that the Napster Service is available for access and use by the Subscribers and Shoppers as set forth in the Transition Plan.

“Trial Subscriber” means an end user who has access to a fee-based subscription to the Music Now Service for free on a trial basis.

“Trigger Date” means the thirtieth (30th) day from the date that Seller completes sending the Subscriber Notification to Customers as required under Section 1 of the Transition Plan.

2.	SALE AND TRANSFER OF ASSETS; CLOSING.

2.1	Sale of Assets. On the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to (a) the Subscriber Contracts and (b) the Customer Database (collectively, the “Assets”).

2.2	Consideration. Subject to the terms set forth below, the consideration for the Assets (the “Cash Purchase Price”) will be [***] Dollars ($[***]) as adjusted below and the assumption of the Assumed Liabilities. The payment of the Cash Purchase Price shall be in accordance with the terms described in Section 2.2.1, 2.2.2 and 2.2.3 below.

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2.2.1	Earnest Money Deposit. Buyer shall pay to Seller an earnest money deposit of [***] Dollars ($[***]) by wire transfer of immediately available funds within two (2) business days of the Effective Date (“Deposit”).

2.2.2	Final Cash Purchase Price. The balance of the Cash Purchase Price shall be paid on the Final Payment Date in accordance with Section 2.2.3 below. The adjustments to the Cash Purchase Price shall be calculated as follows:

a.        The Cash Purchase Price is based upon an initial estimate that there is a baseline of 350,000 Subscribers (the “Baseline”).

b.        The Cash Purchase Price will be (i) increased at an amount of [***] ($[***]) per Subscriber to the extent that the number of Subscribers exceeds the Baseline as of the earlier of (x) thirty days following the Trigger Date or (y) the Closing Date or (ii) decreased at an amount of [***] ($[***]) per Subscriber to the extent that the number of Subscribers is less than the Baseline as of the earlier of (x) thirty days following the Trigger Date or (y) the Closing Date (“Baseline Calculation Date”).

c.        The Cash Purchase Price will be reduced at the Closing by the portion of any subscription fees paid by any Subscribers before the Closing attributable or redeemable for any period after the Closing.

d.        The Cash Purchase Price will be reduced by the product of $[***] times the total number of permanent download credits purchased by Subscribers and Shoppers on and after January 1, 2006 and that remain unredeemed as of the Closing Date (estimated as of December 27, 2006 at 20,692 download credits or $[***]) (the Cash Purchase Price, as adjusted by subsections (a) through (d) of this Section 2.2.2, the “Final Cash Purchase Price”).

e.        If the Final Cash Purchase Price is less than the Deposit, then Seller shall remit to Buyer the balance of such adjusted Final Cash Purchase Price within ten (10) days of the final determination of the Purchase Price Calculation as determined in Section 2.2.3 below (“Final Payment Date”) by wire transfer of immediately available funds; if the Final Cash Purchase Price is greater than the Deposit, then Buyer shall remit to Seller the balance of such adjusted Final Cash Purchase Price on the Final Payment Date by wire transfer of immediately available funds.

2.2.3

Procedure for Calculation of Final Cash Purchase Price. No later than ten (10) days after the Closing, Seller shall provide to Buyer a list of the Subscribers in effect as of the Baseline Calculation Date and a calculation of the Final Cash Purchase Price determined in accordance with Section

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2.2.2 above, including any information as reasonably necessary to support the basis of Seller’s calculation (“Purchase Price Calculation”). At any time during the ten (10) days following delivery to Buyer of the Purchase Price Calculation, Buyer shall either (a) inform Seller in writing that the Purchase Price Calculation is acceptable or (b) deliver to Seller a written statement setting forth a description of Seller’s objections to the Purchase Price Calculation (the “Statement of Objections”). If no acceptance or Statement of Objections is received by Seller within such ten (10) days’ period, the Purchase Price Calculation shall be conclusively deemed correct and binding on both Seller and Buyer. If Buyer timely submits a Statement of Objections, Seller and Buyer shall use their best efforts to agree upon a Final Cash Purchase Price. If, after ten (10) days, Seller and Buyer are unable to agree upon a Final Cash Purchase Price, then the parties shall try to settle their differences amicably between themselves by referring the disputed matter to the appropriate executives at the senior vice president level or higher for discussion and resolution. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within ten (10) days after such notice such representatives of the parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve such dispute within thirty (30) days of initiating such negotiations, either party may seek the remedies available to such party under law.

2.3	Liabilities. Subject to the terms and conditions of this Agreement and effective as of the Closing, Buyer shall assume, discharge, perform and otherwise be solely responsible for, any Liability to the Subscribers (related to the Subscriber Contracts) or Shoppers (including permanent download credits acquired prior to the Closing Date) in the ordinary course of business outstanding as of or subsequent to the Closing Date and all other Liabilities related to the Assets on matters occurring subsequent to the Closing (collectively, the “Assumed Liabilities”). For purposes of clarity, any Liabilities related to the Music License Agreements assigned to Buyer under Section 7.9 arising subsequent to the Closing Date shall be Assumed Liabilities. Other than the Assumed Liabilities, Buyer shall not assume any other Liability of Seller (collectively, the “Retained Liabilities”). Without limitation, the Retained Liabilities shall include all royalties owed by Seller to third parties (including music companies) and any Proceeding pending or arising before the Closing Date related to the Music Now Service.

2.4	Migration and Transition. The parties shall implement the transfer of Assets from Seller to Buyer in accordance with the Transition Plan (“Transition Plan”) attached hereto as Exhibit A.

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2.5	Closing. Unless Seller and Buyer otherwise agree in writing, the closing of the Contemplated Transactions (the “Closing”) will take place at Dulles, Virginia commencing at 10:00 a.m. (local time) on the Transition Date.

3.	CLOSING OBLIGATIONS.

3.1	Seller Obligations. Seller shall deliver to Buyer at the Closing:

3.1.1	an Assignment and Assumption Agreement in the form of Exhibit B (the “Assignment and Assumption Agreement “) executed by Seller;

3.1.2	such other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance mutually satisfactory to the parties;

3.1.3	a certificate executed by an authorized representative of Seller to the effect that each of the conditions specified in Section 9.1 and 9.2 and 9.5 are satisfied in all respects; and

3.1.4	the Advertising Agreement.

3.2	Buyer Obligations. Buyer shall deliver to Seller at the Closing:

3.2.1	the Deposit by wire transfer thereof into an account designated in writing by Seller in accordance with the terms of Section 2.2;

3.2.2	the Assignment and Assumption Agreement executed by Buyer;

3.2.3	a certificate executed by Buyer to the effect that each of the conditions specified in Section 10.1, 10.2 and 10.5 are satisfied in all respects; and

3.2.4	the Advertising Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows:

4.1	Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is the sole beneficiary of the Subscriber Contracts. Seller has the power and authority to own all of its property and assets and is qualified to carry on its business as it is now being conducted.

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4.2	Enforceability; Authority; No Conflict. The execution and delivery of this Agreement (and the other documents and agreements referenced herein) and the consummation of the Contemplated Transactions have been duly authorized by the Seller, and all actions by the Seller necessary for the authorization and consummation of the Contemplated Transactions have been taken. This Agreement, and the other documents and agreements referenced herein, when executed and delivered by the Seller will constitute its legal, valid and binding obligations enforceable against the Seller in accordance with the terms of this Agreement and such other agreements and documents described herein. The execution and delivery by Seller of this Agreement and the other documents and agreements referenced herein, and the performance by it of, and compliance with, its obligations hereunder and thereunder will not (a) conflict with or violate or result in a default under its operating agreement, certificate of formation, or any of its other charter documents, (b) violate any order or Laws applicable to it, the Assets or the Music Now Service, (c) result in the imposition of any Lien against any of the Assets, or (d) require any filing with, or any permit, approval or consent from, any Person, except that the consent of the independent music labels will be required to assign any Music License Agreements to Buyer under Section 7.9.

4.3	Title to and Condition of the Assets. Except as otherwise provided below, the Seller warrants and represents (a) that it has equitable interest in, and the right to possess and use the Payment Information subject to the rights of all applicable credit card issuers and associations, (b) that it has good title to all other Assets, free and clear of all Liens and (c) that the Subscriber Contracts are valid, binding and in full force and effect, enforceable in accordance with their terms against the Subscribers, subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors’ rights generally and general principles of equity; provided, however, the Seller makes no representation or warranty with respect to the Music Label Agreements except as otherwise provided in Section 7.9 below.

4.4

Subscriber Contracts. The Subscriber Contracts are each in substantially the same form as Exhibit E-1. Each Subscriber Contract was entered into in a bona fide transaction, is a valid and binding agreement of Seller, the performance of which by Seller does not violate any applicable Law. Seller has duly performed all of its obligations under each Subscriber Contract to the extent that such obligations to perform have accrued. To Seller’s knowledge, no material breach or material default, alleged material breach or alleged material default, or event which would (with the passage of time, notice or both) constitute a material breach or material default thereunder by Seller or, to the knowledge of Seller, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. To Seller’s knowledge, Seller neither has received written notice nor is there a pending claim that it has breached, violated or defaulted under any Subscriber Contract, and to the knowledge of Seller there is no valid basis for any of the foregoing. Seller has not

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given written notice to any other Person that such Person has breached, violated or defaulted under any Subscriber Contract, and to the knowledge of Seller there is no valid basis for any of the foregoing. Other than the Subscriber Contracts, Seller has no Liabilities with respect to the Subscribers with respect to the Music Now Service.

4.5	Music Now Service. The Music Now Service is and has been conducted in material compliance with all applicable Laws. Except as otherwise provided in Schedule 4.5 of Exhibit F, to Seller’s knowledge, Seller has not received any written notice of any actual, alleged, possible or potential violation of any applicable Law related to the Music Now Service or of any obligation to bear all or any portion of the cost of any Liability of any nature related to the Music Now Service. Seller’s privacy policy which is related to the Assets, Subscribers or Music Now Service, is set forth in Exhibit E-2, and Seller is and has been in material compliance with such policy.

4.6	No Closing Liability. To Seller’s knowledge, there is no threatened or pending (in writing) Proceeding by or against Seller that may adversely and materially affect the Assets or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.7	Limitation on Warranty; Knowledge of Buyer. EXCEPT AS EXPRESSLY PROVIDED HEREIN TO THE CONTRARY, THE ASSETS ARE SOLD AS IS. SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE ASSETS (OTHER THAN THOSE SET FORTH IN THIS SECTION 4 OR IN ANY CERTIFICATE DELIVERED HEREUNDER) AND SPECIFICALLY EXCLUDES THE IMPLIED WARRANTIES OF MERCHANTIBILITY, ACCURACY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of this Section 4.7, Seller specifically makes no representation or warranty as to the future prospects or profitability of the Assets to be used by Buyer.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

5.1	Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to conduct its business as it is now conducted.

5.2

Enforceability; Authority; No Conflict. The execution and delivery of this Agreement (and the other documents and agreements referenced herein) and the consummation of the Contemplated Transactions have been duly authorized by the Seller, and all actions by the Seller necessary for the authorization and consummation of the Contemplated Transactions have been taken. This

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Agreement, and the other documents and agreements referenced herein, when executed and delivered by the Buyer, will constitute its legal, valid and binding obligations enforceable against the Buyer in accordance with the terms of this Agreement and such other agreements and documents described herein. The execution and delivery by Buyer of this Agreement and the other documents and agreements referenced herein, and the performance by it of, and compliance with, its obligations hereunder and thereunder will not (a) conflict with or violate or result in a default under its operating agreement, certificate of formation, or any of its other charter documents, (b) violate any order or Laws applicable to it, or (c) require any filing with, or any permit, approval or consent from, any Person.

5.3	No Closing Liability. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the best of Buyer’s knowledge, no such Proceeding has been threatened.

5.4	Availability of Funds. Buyer has available sufficient funds to enable it to consummate the Contemplated Transactions on the terms provided herein.

6.	NO BROKERS.

Each party represents to the other party that no Person is entitled to any broker’s commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement. Each party shall be responsible for the payment of its own expenses arising out of the transaction contemplated by this Agreement.

7.	COVENANTS OF SELLER PRIOR TO CLOSING

7.1	Access and Investigation. Between the Effective Date and the Closing, Seller shall upon reasonable prior notice afford Buyer and its Representatives reasonable access, during regular business hours, to Seller’s personnel, the Subscriber Contracts, and books and records specifically pertaining to the Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller.

7.2

Operation of the Business of the Music Now Service. Except as otherwise agreed by Buyer and Seller, and except as otherwise provided in the Transition Plan, between the Effective Date and the Closing, Seller shall use commercially reasonable efforts to conduct the business of the Music Now Service for the benefit of its existing Customers in its ordinary course of business, including without limitation, offering and delivering content to the Customers and processing of payables and invoices to and collecting subscription fees from Subscribers. Seller shall confer with Buyer concerning any operational matters of a material nature. Nothing shall be construed in this Section 7.2 as requiring

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Seller to employ additional personnel or to apply additional resources to its business. The parties understand and agree that beginning on the Effective Date, Seller may take reasonable steps to prepare for the wind down of the Music Now Service.

7.3	Required Approvals. As promptly as practicable after the Effective Date, Seller shall make, or cause to be made, all filings, if any, required by Law to be made by it, and obtain all third party approvals and consents, if any, required to be obtained by it, in each case to consummate the Contemplated Transactions. Seller also shall reasonably cooperate with Buyer at Buyer’s expense with respect to all filings, if any, Buyer shall be required to make under this Section 7.3.

7.4	Notification. Between the Effective Date and the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that (except as expressly contemplated by this Agreement) causes or constitutes a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedules, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change; provided that all such updates shall be excluded for purposes of Sections 9 - 14. During the same period, Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

7.5	Commercially Reasonable Efforts. Seller shall use commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.

7.6	Cooperation. Between the Effective Date and the Closing, Seller will reasonably cooperate with Buyer and its Representatives in the preparation of any documents or other materials required in connection with the Contemplated Transactions.

7.7	Disclosure. Seller hereby agrees to the terms set forth in Section 8.6 below.

7.8	Customer Service Records. Seller shall use commercially reasonable efforts to compile and deliver to Buyer certain customer service records for all Subscribers and Shoppers in a form and media as mutually agreed to by the parties; provided, however, that the compilation and delivery of such records are technically feasible for both parties and will not require Seller to employ resources in addition to the resources currently allocated for the operation of its business.

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7.9	Music Label Agreements. Upon request of Buyer, Seller shall use commercially reasonable efforts to request and facilitate consent from the applicable licensors the right to assign and transfer at Closing the Music Licensing Agreements to Buyer; provided that any Liabilities of Seller relating to such agreements and existing prior to Closing shall remain Liabilities of Seller. Any Music Licensing Agreement in which Seller obtains consent to transfer to Buyer will be assigned and delivered to Buyer as part of the Assignment and Assumption Agreement. Notwithstanding anything contrary herein, any Music Licensing Agreement assigned under this Section 7.9 will be provided “AS IS” without representations or warranties of any kind, including any implied warranties.

8.	COVENANTS OF BUYER PRIOR TO CLOSING.

8.1	Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings, if any, required by Law to be made by it and obtain all third party approvals and consents, if any, required to be obtained by it, in each case to consummate the Contemplated Transactions. Buyer also shall reasonably cooperate with Seller at Seller’s expense with respect to all filings, if any, Seller shall be required to make under any applicable Law.

8.2	Commercially Reasonable Efforts. Buyer shall use commercially reasonable efforts to cause the conditions in Section 10 to be satisfied.

8.3	Transition. Buyer shall use its best efforts to make the Napster Service available to the Subscribers and Shoppers and to achieve a Transition Date as soon as practicable after the Trigger Date but in no event later than thirty (30) calendar days after the Trigger Date. Notwithstanding the foregoing, Buyer may, upon request to Seller, elect to take an extension of time to transition the Subscribers and Shoppers to the Napster Service for a period of up through and including March 31, 2007. Buyer’s request for an extension shall be made no later than fourteen (14) calendar days following the Trigger Date. In the event Buyer elects to take such an extension of time or in the event that Seller has failed to perform any of its obligations under this Agreement in any material respect, Seller will use commercially reasonable efforts to use its then existing resources to continue operation of the Music Now Service until the earlier of (i) the Transition Date or (ii) March 31, 2007.

8.4

Notification. Between the Effective Date and the Closing, Buyer shall promptly notify Seller in writing if Buyer becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Buyer’s representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that (except as expressly contemplated by this Agreement) causes or constitutes a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of,

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or Buyer’s discovery of, such fact or condition. During the same period, Buyer also shall promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10 impossible or unlikely.

8.5	Cooperation. Between the date of this Agreement and the Closing, Buyer will reasonably cooperate with Seller, AOL and their Representatives in the preparation of any documents or other materials required in connection with the Contemplated Transactions.

8.6	Disclosure. Except as otherwise agreed by Buyer and Seller, between the date of this Agreement and the Closing, each party shall discuss with third parties and Representatives the potential sale of the Assets only on a need to know basis and only after receiving from such third parties and Representatives confidentiality agreements in form and substance satisfactory to the other party and for the benefit of such other party as a third party beneficiary, pursuant to which such third parties and Representatives agree not to disclose such potential sale.

9.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

9.1	Accuracy of Representations. Subject to the qualifiers set forth in this Section 9.1, all of Seller’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (except for those representations and warranties that contain any materiality qualification, which representations and warranties, to the extent so qualified, shall instead be true and correct in all respects as of such respective dates).

9.2	Seller’s Performance. Seller shall have performed and complied with in all material respects all of its covenants and obligations set forth in this Agreement.

9.3	Additional Documents. Seller shall have caused to be delivered to Buyer the documents and instruments required by Section 3.1 or otherwise facilitated the consummation or performance of any of the Contemplated Transactions.

9.4	No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened in writing against Buyer or Seller any material Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, materially delaying, making illegal, imposing limitations or conditions on or otherwise materially interfering with any of the Contemplated Transactions.

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9.5	No Material Adverse Event. There shall have been no Material Adverse Event since the date hereof.

10.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

10.1	Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

10.2	Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

10.3	Additional Documents. Buyer shall have caused to be delivered to Buyer the documents and instruments required by Section 3.2 or otherwise facilitated the consummation or performance of any of the Contemplated Transactions.

10.4	No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened in writing against Seller or Buyer any material Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, materially delaying, making illegal, imposing limitations or conditions on or otherwise materially interfering with any of the Contemplated Transactions.

10.5	No Material Adverse Event. There shall have been no Material Adverse Event since the date hereof.

11.	TERMINATION.

11.1

Termination Events. By notice given prior to or at the Closing, this Agreement may be terminated as follows: (a) by mutual consent in writing of Buyer and Seller; (b) by Seller if Buyer fails to deliver the Deposit to Seller within two (2) business days of the Effective Date; (c) by Seller or Buyer if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured within ten (10) days of notice to such breaching party by such non-breaching party (if such breach can be cured); or (d) by Seller or

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Buyer if the Closing has not occurred on or before 5:00 p.m. Eastern Standard Time on March 31, 2007, provided, however, that the party seeking to terminate this Agreement pursuant to this Section 11.1(d) may do so only if the failure to close shall not have resulted from the failure of such party to comply with any of the terms of this Agreement or from the inaccuracy of any representation or warranty of such party. Termination of this Agreement by a party shall not preclude the terminating party from seeking all remedies otherwise available to it for breach of a representation, warranty, or covenant hereunder by the other party.

11.2	Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate and the Deposit will be refunded to Buyer, except that the obligations of the parties in this Section 11.2 and Sections 15 and 16 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

12.	ADDITIONAL COVENANTS.

12.1	Taxes and Expenses. The parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, whether consummated or not; provided, however, that all transfer, sales, use, excise, recording and similar Taxes, if any, arising in connection with the transactions contemplated hereunder, shall be borne one half by Seller and one half by Buyer, whether such Taxes are imposed on Seller or Buyer.

12.2	Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period of six (6) years or such longer period required by applicable Law those records of Seller delivered to Buyer hereunder. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or with respect to any tax audits.

12.3

Seller’s Employees. Buyer is not obligated to hire any employee of Seller but may interview any employee of Seller at any time following the Effective Date. Buyer will in good faith give Seller’s employees priority in consideration (to the extent permitted by applicable Law) in the event Buyer has positions available for employment on or about the Closing Date. Employment of Seller’s personnel by

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Buyer, if any, shall be in the sole discretion of Buyer in the exercise of its business judgment and on terms and conditions solely determined by Buyer. This Section 12.3 should not be construed as making, and no provision of this Agreement shall make, Seller’s employees third party beneficiaries to this Agreement. Buyer is not assuming any of Seller’s employment Liabilities that have accrued.

12.4	Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, in each case as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

12.5

Non Competition. In consideration for the purchase of the Assets, for a period of twelve (12) months following the Effective Date, neither AOL nor any subsidiary directly owned by AOL (including Seller) shall, directly or indirectly, anywhere in the United States, create or acquire an online, interactive subscription based music service substantially similar to the service currently provided to Subscribers by Seller (a “Competitive Service”). AOL’s performance under the Advertising Agreement, video offerings and AOL’s current music offerings, including without limitation AOL’s Internet radio services but excluding specifically Seller’s business, shall not constitute a breach of this Section 12.5. Notwithstanding anything to the contrary in this Section 12.5, (i) the acquisition by AOL and/or one or more of its subsidiaries of a business that provides a Competitive Service shall not be deemed to violate this Section 12.5 if the principal purpose of such acquisition is not to circumvent the provisions of this Section 12.5 and if the revenues of such Competitive Service constitute less than Forty Percent (40%) of the revenues of the business acquired and (ii) upon a change of control (as hereinafter defined) of AOL the provisions of this Section 12.5 shall be of no further force or effect. For purposes of this Section 12.5, “change of control” shall mean the sale or other disposition of more than Forty Percent (40%) of the voting power of the applicable entity in a transaction or series of related transactions or the sale of all or substantially all of the assets of that entity, the principal purpose of which is not to circumvent the provisions of this Section 12.5. The parties agree that a breach or threatened breach of any covenant set forth in this Section 12.5 could cause irreparable harm to Buyer, that such other party’s remedies at Law upon any such breach would be inadequate, and that, accordingly, upon any such breach or threatened breach Buyer may seek a restraining order or injunction or both against the breaching party without the necessity of posting a bond, in addition to any other rights and remedies which are available to the other parties. The parties agree that the restrictions set forth in this Section are reasonable and appropriate and were determined in good faith through arm’s length negotiation by the parties but that if a court of competent

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jurisdiction finds this Section more restrictive than permitted by applicable law of any jurisdiction in which Buyer seeks enforcement hereof, this Section will be limited to the extent required to permit enforcement under such laws. For purposes of clarity, this Section 12.5 shall not apply to AOL’s ultimate parent or such parent’s other subsidiaries. Notwithstanding any provision herein to the contrary, for a period of twelve (12) months following the Effective Date, neither AOL nor its successor in interest shall knowingly solicit via out-bound marketing, directly or indirectly, any Customer for a Competitive Service; provided however, that general advertising of a Competitive Service shall not constitute solicitation.

13.	SURVIVAL.

All representations and warranties in this Agreement shall survive the Closing for a period of [***] following the Closing Date (“Survival Period”), except that the representations and warranties contained or made in Sections 4.1, 4.2, 4.3, 5.1 and 5.2 will instead continue until [***] as the same may be waived or extended; provided that if a claim has been asserted prior to the expiration of the applicable Survival Period, such claim will not be extinguished by the occurrence of the end of the applicable Survival Period and will survive until final resolution thereof. The covenants made in this Agreement shall survive indefinitely, other than those covenants to be performed between the Effective Date and Closing and except as otherwise provided in this Agreement.

14.	INDEMNIFICATION.

14.1	Indemnification by the Seller. AOL and the Seller each agrees to indemnify, defend and hold harmless the Buyer and its directors, officers, agents, employees, representatives, attorneys, Affiliates and successors and assigns from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses) arising out of or resulting from (a) each breach of the representations and warranties made by the Seller pursuant to this Agreement; (b) each breach of the covenants or agreements made by the Seller and AOL pursuant to this Agreement, (c) the operation of, or any action or failure to act by the Seller with respect to, the Assets or the Music Now Service prior to the Closing Date and (d) any and all Retained Liabilities. Neither AOL nor the Seller will have liability (indemnification or otherwise) with respect to claims under this Section 14.1 until the total of all damages with respect to such matters exceeds [***] Dollars ($[***]) and then only for the amount by which such damages exceeds [***] Dollars ($[***]) in the aggregate. The total amount of damages AOL and the Seller will be obligated to pay under Section 14.1(a) shall not exceed the Cash Purchase Price. However, in the event of any breach of any representation or warranty made by Seller, each materiality qualifier contained in such representation or warranty shall be deemed excluded solely for purposes of calculating the extent of losses subject to indemnity under this Section 14.1.

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14.2	Indemnification by the Buyer. The Buyer agrees to indemnify, defend and hold harmless the Seller, AOL and their respective directors, officers, agents, employees, representatives, attorneys, Affiliates and successors and assigns, from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) arising out of or resulting from (a) each breach of the representations and warranties made by the Buyer pursuant to this Agreement, (b) each breach of the covenants or agreements made by the Buyer pursuant to this Agreement, (c) the operation of, or any action or failure to act by the Buyer with respect to the Assets after the Closing Date, or (d) any Assumed Liabilities. Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 14.2 until the total of all Damages with respect to such matters exceeds [***] dollars ($[***]) and then only for the amount by which such Damages exceed [***] dollars ($[***]). The total amount of damages the Seller will be obligated to pay under Section 14.2(a) shall not exceed the Cash Purchase Price.

14.3	Process. A party seeking indemnification under this Agreement shall give the party from whom indemnification is sought reasonably prompt notice of the relevant claim. With respect to any such claims that are third party claims, (a) the indemnifying party will have Fourteen (14) days after receipt of such notice to notify the indemnifying party whether or not it desires to defend the indemnified party (with counsel reasonably acceptable to the indemnified party), (b) if the indemnifying party does not promptly commence and maintain the defense of such claims, the indemnified party will have the right to control any defense or settlement, at the expense of the indemnifying party, subject to the limitations hereunder, (c) if the indemnifying party does promptly commence and maintain the defense of such claims, the indemnifying party shall control the defense of such claim and the indemnified party shall have the right to participate in the proceeding at its own expense, and (d) no claim will be settled or compromised without the prior written consent of each party to be affected by such settlement or compromise, which consent will not be unreasonably withheld or delayed.

14.4	Exclusive Remedy. The indemnification provided in this section shall be the sole and exclusive remedy from and after the Closing for damages for any indemnity claim, except as provided in Section 16.13.

15.	CONFIDENTIALITY.

15.1

Confidential Information. “Confidential Information” shall mean any information or compilation of information that is proprietary to the parties and which relates to their existing or reasonably foreseeable business, including, but not limited to, trade secrets and information contained in or relating to product designs, processes, techniques, software, tooling, sales techniques, marketing plans or proposals existing or potential customer lists and all other customer information. Confidential Information also shall include the terms of this Agreement and the Advertising Agreement. Confidential Information shall not

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include information which (a) is or becomes publicly available other than as a result of any breach of a confidentiality obligation, (b) is rightfully received from a third party and not derived directly or indirectly from any breach of a confidentiality obligation, or (c) is independently developed by the parties without any reference to any such Confidential Information. All information that either party hereto identifies as being “confidential” or a “trade secret” shall be presumed to be Confidential Information.

15.2	Duty to Maintain Confidentiality. Each party acknowledges that Confidential Information may be disclosed to the other party during the course of this Agreement. Each party agrees that, during the term of this Agreement and the Advertising Agreement and for a period of two years following expiration or termination of this Agreement, it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to (a) prevent use of the other party’s Confidential Information for any purpose other than to carry out its rights and obligations hereunder, and (b) prevent the disclosure of the other party’s Confidential Information, other than to its employees or Representatives who must have access to such Confidential Information for such party to exercise its rights and perform its obligations hereunder and who each agree to be bound by agreements with a duty of confidentiality no less protective of confidential information than provided herein.

15.3	Post-Closing. From and after the Closing, (a) this Article 15 shall not in any way limit Buyer with respect to the Assets or any Confidential Information included therein, and (b) for a period of two years, Seller shall keep strictly confidential all Confidential Information relating to or included in the Assets.

16.	GENERAL PROVISIONS.

16.1	Expenses. Each party hereto shall pay its respective expenses and costs incident to the preparation, negotiation, execution and performance of this Agreement.

16.2	Public Announcements. Neither party will make any public statements regarding the existence of this Agreement nor the relationship described herein, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except as required by Law or as otherwise provided for herein. To the extent required by Law to make any such public statements, the party required to make such statements will use commercially reasonable efforts to provide such statement to the other party for prior review and comment.

16.3

Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) received or refused by the addressee, if sent by certified mail, return receipt requested, in each case to the

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following addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Buyer:

Napster, LLC

9044 Melrose Ave.

Los Angeles, CA 90069

Attn: General Counsel

If to Seller:

AOL Music Now LLC

22000AOL Way

Dulles, Virginia 20166

Attn: Deputy General Counsel

With a copy to:

AOL LLC

22000AOL Way

Dulles, Virginia 20166

Attn: Deputy General Counsel

16.4	Governing Law; Jurisdiction; Service of Process. This Agreement and all exhibits, schedules and documents delivered pursuant to this Agreement will be governed by and construed under the laws of the Commonwealth of Virginia without regard to conflicts-of-laws principles that would require the application of any other law. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the Commonwealth of Virginia, Fairfax County or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties irrevocably submits to the jurisdiction of each such court in any such Proceeding, and waives any objection it may now or hereafter have to venue or to convenience of forum. THE PARTIES AGREE THAT EITHER OR BOTH OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

16.5	Waiver; Remedies Cumulative. No waiver by either party hereto of any condition or of any breach of any term, covenant, representation or warranty

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contained in this Agreement shall be deemed or construed as a further or continuing waiver of such condition or breach or waiver of any other or subsequent condition or the breach of any other term, covenant, representation or warranty contained in this Agreement.

16.6	Entire Agreement and Modification. This Agreement and all exhibits, schedules and documents delivered pursuant to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement may only be amended, supplemented or modified by written instrument executed by the parties to this Agreement.

16.7	Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, Buyer may assign this Agreement to an Affiliate of Buyer or to a third party prior to Closing with Seller’s prior written consent, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Except as provided in Section 14.1 or 14.2, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 16.7.

16.8	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, heirs and permitted assigns.

16.9	Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

16.10	Construction. The section and article headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

16.11	Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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16.12	Execution of Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same Agreement. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

16.13	Remedies. Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Assets and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement relating to the Closing and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NAPSTER, LLC	AOL MUSIC NOW LLC:

By: /s/ Laura B. Goldberg	By: /s/ Gary Cohen

Print Name: Laura B. Goldberg	Print Name: Gary Cohen

Title: Chief Operating Officer	Title: GM/Vice President

Date: 1/11/07	Date: 1/11/07

AOL LLC: (for purposes of Section 12.5, 14.1 and 14.3 only)

By: /s/ Stephen Swad

Print Name: Stephen Swad

Title: CFO

Date: January 11, 2007

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EXHIBITS:

EXHIBIT A - TRANSITION PLAN*

EXHIBIT B - SAMPLE ASSIGNMENT AND ASSUMPTION AGREEMENT*

EXHIBIT C - ADVERTISING AGREEMENT

EXHIBIT D - MUSIC LICENSE AGREEMENTS*

EXHIBIT E-1 - SUBSCRIBER CONTRACT*

EXHIBIT E-2 - AOL MUSIC NOW PRIVACY POLICY*

EXHIBIT F - DISCLOSURE STATEMENTS*

* EXHIBIT INTENTIONALLY OMITTED FROM THIS FILING. NAPSTER, INC. AGREES TO FURNISH SUPPLEMENTALLY TO THE SEC, UPON REQUEST, A COPY OF THIS OMITTED EXHIBIT.

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EXHIBIT C

ADVERTISING AGREEMENT

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AOL ADVERTISING INSERTION ORDER

Contract #: AOL Salesperson: Sales Coordinator: Sales Planner: Effective Date: Credit Approval Received:

	Advertiser	Advertising Agency
Contact Person	General Counsel
Company Name	Napster, LLC
Address – Line 1	9044 Melrose Avenue
Address – Line 2	West Hollywood, CA
Phone #	310-281-5000
Fax #	310-281-5121
Email
SIC Code
Advertiser IAB Category

Billing Information
Send Invoices to (choose one):	☒ Advertiser	☐ Agency
Advertiser or Agency Billing Contact Person	Napster, LLC
Company Name	Napster, LLC
Billing Address – Line 1	9044 Melrose Avenue
Billing Address – Line 2	West Hollywood, CA
Billing Phone #	310-281-5000
Billing Fax #
Billing Email Address	ap@napster.com
P.O. #, if applicable

WHEREAS, Advertiser and AOL have entered into an Asset Purchase Agreement dated __, 2006; and

WHEREAS, Advertiser wishes to purchase certain Advertising placements from AOL and pay AOL for certain subscribers to advertiser’s online music subscription service;

NOW, THEREFORE, for good and valuable consideration Advertiser and AOL hereby agree to the following:

Payment Schedule:

Pursuant to this Insertion Order Advertiser shall pay AOL a total payment of [***] Dollars ($[***]) (the “Purchase Price”), payable as follows: [***] Dollars ($[***]) payable to AOL within one (1) business day of the date of execution of this Insertion Order and [***] Dollars ($[***]) on June 1, 2007.

All amounts not paid when due and payable will bear interest from the due date at the prime rate in effect at such time. All payments required hereunder shall be paid in immediately available, non-refundable U.S. funds wired to the “America Online” account, Account Number [***]. In the event of any questions regarding a payment made (or expected to be made) by Advertiser to AOL. AOL may contact William Growney, General Counsel at 310-281-5000, 9044 Melrose Ave, Los Angeles, CA 90069. In the event of nonpayment, AOL reserves the right to immediately terminate this AOL Advertising Insertion Order Agreement (the “Insertion Order”) with written notice to Advertiser, provided that such termination shall not excuse AOL from providing impressions that have already been paid for by Advertiser.

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Advertising Purchase Summary (See Detailed Carriage Plan on Exhibit A)
	Total Price	Total Impressions
AOL Integrated Placements	$[***]	[***]
Additional Placements	$[***]	SEE EXHIBIT F

1. Site and Products. The HTTP/URL address to be connected to the Advertisement shall be: http://www.napster.com/aol (the “Advertiser Site”). The products and/or services to be offered or promoted by Advertiser in the Advertisements are as follows: Paid music subscription services designed to provide consumers in the United States with unlimited, high fidelity, access to over 3,000,000 tracks. Subscribers receive unlimited access to CD-quality music on multiple computers and have access to over 50 interactive radio stations, extensive community features, message boards, historical Billboard chart information and enhanced programming. In addition, subscribers can transfer an unlimited amount of music from Napster to their choice of compatible MP3 players for the entire term of their subscription without having to purchase individual tracks and albums. In addition, all subscribers have access to community features, such as the ability to send song links to friends and subscribers can browse other subscribers’ published collections. In addition customers can purchase individual tracks or albums. These tracks can be “burned” to a CD or transferred to an MP3 player. Napster’s United States catalogue of available music covers all of the major music companies, including EMI Recorded Music, Sony BMG, Universal Music Group and Warner Music Group, as well as numerous independent labels. (the “Advertiser Products”). The Carriage Plan for the agreed upon placements is attached hereto on Exhibit A. The Launch Date will be the first business day following the Notice Period as such term is defined under the Asset Purchase Agreement or such earlier date as the co-branded landing page described in Section 4 below is first commercially available to potential subscribers.

2.	Impressions Commitment. Any guarantees are to impressions (as measured by AOL in accordance with its standard methodologies and protocols), not “click-throughs” or conversions. In the event there is (or will be in AOL’s reasonable judgment) a shortfall in impressions less than [***] percent ([***] %) of the Total Guaranteed Impressions as of the end of the display period as set forth in Exhibit A (a “Shortfall”), such Shortfall shall not be considered a breach of this Insertion Order by AOL; instead, AOL will provide Advertiser, as its sole remedy, with additional or comparable (in value) “makegood” impressions across the AOL Network up to [***] percent ([***] %) of the Total Guaranteed Impressions within three months of the end of the term. To the extent impressions commitments are identified without regard to specific placements, such placements will be as mutually agreed upon by AOL and Advertiser during the course of the display period. AOL reserves the right to alter Advertiser flight dates to accommodate trafficking needs or other operational needs. In such cases, AOL will make available to Advertiser reasonably equivalent flight(s). In the event that no makegood impressions are available, Advertiser shall be entitled to a pro rata refund of its fees for any underdelivery.

3.	Integration Assistance. Advertiser agrees to work in good faith with AOL to evaluate opportunities to integrate AIM and other AOL products and services that the parties believe will improve the product experience for users of Advertiser’s service. The Parties agree to evaluate the screenname service within reason periodically after the execution date. If Advertiser decides to add third party instant messaging functionality into the Advertiser Products, then Advertiser will provide AOL with the first opportunity to include AIM in the Advertiser Product. From time to time, AOL may elect in its reasonable discretion to provide additional placements for Advertiser in prominent locations across the AOL Network. In addition, the parties will discuss additional co-marketing opportunities throughout the term of the Agreement that would mutually benefit both Parties.

4.	Advertiser Artwork and URL. In the event that all necessary artwork and active URL’s are not provided to AOL in the manner specified at www.advisor.aol.com at least three (3) business days prior to the display start date (as set forth in Exhibit A), all Impressions to the relevant advertising inventory from and after the display start date shall count toward the Total Impressions and Advertiser shall remain liable for all payments hereunder notwithstanding AOL’s inability to display the Advertisement. Advertiser agrees to design a co-branded landing page similar to Advertiser’s standard, generally available landing page. Advertiser agrees to use such page unless Advertiser can demonstrate that such co-branded page is having a negative impact on the rate at which users are registering for a free trial of the Advertiser’s Product. The parties shall enter into a Trademark License Agreement in the form attached to the Asset Purchase Agreement.

5.	Subscriber Bounty. Advertiser shall pay AOL, on a monthly basis (following the close of the month in which a trial subscription occurs), a fee of [***] Dollars ($[***]) (the “Subscription Bounty”) per every individual trial subscription (including any free trial subscriptions) over [***] ([***]) (the “Subscription Bounty Threshold”) received by Advertiser from AOL for Advertiser’s online music subscription service during the Initial Term. The same Subscription Bounty Threshold would apply in the Renewal Term. For purposes of clarification, a subscription would be satisfied when a user signs up for a free trial. Bounties acquired through the AOL Performance Network will count toward the Subscription Bounty Threshold as well as the renewal threshold of [***] per Section 7 below.

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

6.	Latency Conversion. Advertiser will also pay to AOL a Bounty for all Latency Conversions. A “Latency Conversion” shall mean the serving of a tracking mechanism to an AOL User during a visit to the Advertiser Landing Page not initiated by clicking through an AOL Integrated Placement or Additional Placement (each a “Promotion”), where such visit occurred within a certain number of days (the “Latency Window”) after such AOL User was exposed to a Promotion. Advertiser shall pay AOL a Bounty for One Hundred percent (100%) of the number of New Subscribers arising from Latency Conversions that occur within (i) seven (7) days of initial clicking through an AOL Integrated Placement or (ii) thirty (30) days of initial clicking through an Additional Placement. Subject to AOL’s review and approval, the Parties shall agree on a tracking mechanism sufficient to track the AOL Users who enter the Advertiser Landing Page to determine which have become New Subscribers. In the event that such tracking involves the use of cookies, Advertiser agrees to comply with the following requirements. Advertiser will serve cookies on a non-personally identifiable basis on the Advertiser Landing Page (but not on the AOL Network, such as in any Promotion) to all visitors to the Advertiser Landing Page for the purpose of compliance with this Agreement; provided that Advertiser and the Advertiser Landing Page shall at all times (i) comply with all applicable privacy and use of data laws, rules and regulations, and any applicable privacy policies, (ii) use the data collected via the cookie to perform its obligations herein, for assigning customer-IDs in support of the Advertiser normal website operation, and for no other reason, (iii) not disclose such data to any third party, and (iv) prominently post a privacy policy on the Advertiser Site providing adequate notice to visitors that such a cookie may be served and how such data may be used. Upon request from AOL, Advertiser shall cease to serve cookies; or, AOL shall be entitled to immediately terminate this Insertion Order without penalty. Notwithstanding the foregoing, such use of “cookie” technology in the Promotions or the Advertiser Landing Page shall not include the following activities: (i) the collection of AOL User navigational data, or the aggregation, co-mingling or any other combination of data for or about AOL Users with data from other sites for the purpose of building profiles of AOL Users (regardless of whether such profiles were created outside of the AOL Network), or for use in online preference marketing to AOL Users; (ii) aggregation, use or disclosure of navigational data obtained through the use of such technology; (iii) disclosure of or association with any personally identifiable information of an AOL User; (iv) use or conducting of survey-based research without the prior written approval of AOL; and (v) redirection of data or other information.

7.	Term and Territory. Unless earlier terminated as set forth herein, the term of this agreement will be one year from the Launch Date (the “Initial Term”). Subject to Section 15 below, the Initial Term will automatically extend for a period of one year (the “Renewal Term,” and together with the Initial Term, the “Term”) if Subscriber Bounty of [***] is reached within the Initial Term. The Renewal Term, as applicable, shall be upon the same terms and conditions as set forth in this Insertion Order. Territory is the United States of America.

8.	Exclusivity. Excluding Apple’s iTunes , throughout the Term, Advertiser will be the exclusive integrated Advertiser providing an online music subscription service within the AOL Music Channel located at www.music.aol.com (e.g. this does not include non-integrated banner advertisements).

9.	AOL Reporting. AOL will track impressions in accordance with its standard methodologies. Notwithstanding any other provision on reporting in this Insertion Order, AOL shall deliver to Advertiser a report on a monthly basis showing the number of Impressions (by Placement) delivered and the number of click-throughs achieved on a daily or weekly basis (within thirty (30) days following the end of the month showing for such month the number of impressions by Placement) based on AOL’s standard methodologies. .

10.	Advertiser Reporting. Advertiser will provide AOL with a monthly written report within thirty (30) days following the end of the month showing for such month the number of registrations of subscribers for Advertiser’s online music subscription service by specific Placement. Upon AOL’s request, Advertiser will provide AOL with reporting broken out on a daily or weekly basis with the above mentioned details.

11.	Behavioral Targeting. Advertiser will assist AOL with Behavioral Targeting efforts on its landing page under the specifications outlined in Exhibit D herein.

12.	Audit Rights. AOL will have the right, not more than once per 12-month period, upon at least ten (10) days prior written notice to Advertiser, to have a nationally recognized independent accounting firm reasonably acceptable to Advertiser inspect Advertiser’s applicable records to confirm that the payments made pursuant to this Agreement are accurate, provided that such inspection will not unreasonably interfere with the business operations of Partner, shall be at the physical offices of Advertiser or its agents, and shall be during normal business hours and subject to customary confidentiality obligations. Advertiser shall receive a copy of such accounting firm’s report concurrently with AOL. AOL will bear the expense of any audit conducted pursuant to this Section 9 unless such audit shows an error in AOL’s favor amounting to a deficiency to AOL in excess of [***] percent ([***]%) of the actual amounts paid and/or payable to AOL hereunder, in which event Advertiser will bear the reasonable expenses of the audit. Advertiser or AOL, as applicable, will pay the other the amount of any underpayment or overpayment, as applicable, within fourteen (14) days following completion of any such audit.

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

13.	AOL Right to Redesign. AOL will be solely responsible for the design, organization, structure, specifications, look and feel, navigation and maintenance of the AOL Network. AOL reserves the right, at anytime, to redesign or modify the organization, structure, specifications, “look and feel,” navigation, guidelines and other elements of the AOL Network. In the event such modifications materially and adversely affect any specific Placement, or if AOL is unable to deliver any particular Placement for any other reason, AOL will provide Partner promotional placements comparable in value to that of the placement in the screenshots in Exhibit E, and will work with Partner to determine such comparable placements. In the event that no promotional placements of comparable value are available, Advertiser shall be entitled to a pro rata refund of its fees for any underdelivery.

14.	Change of Control. AOL, in its sole discretion, may terminate this Agreement within 30 days after Advertiser delivers notice of a change of control of Advertiser involving any of the following AOL competitors: [***] (or any of their affiliates and/or subsidiaries). In the event that AOL exercises this termination right, AOL will be entitled to retain a pro rata portion of the fees for the placements for three (3) months following AOL’s delivery of a termination notice, provided, however, that AOL will maintain the promotional links and placements until the earlier of (i) the end of the 90 day period following AOL’s delivery of the termination notice or (ii) the date on which such change of control transaction closes. Further, if Napster is acquired by an entity not specifically named above, AOL will have the right to terminate this agreement at the end of the Initial Term regardless of whether the Term would otherwise automatically renew. Lastly, if AOL is subject to a change of control, either party will have the right to terminate this agreement at the end of the Initial Term regardless of whether the Term would otherwise automatically renew.

15.	Quality of Service/Best of Breed. Advertiser will continue to operate its online music distribution service in the ordinary course and consistent with Advertisers’ past practices. Advertiser will not materially degrade the quality of such service, provided that the removal of any tier of service, the combination of multiple existing tiers or the removal or addition of one or more particular features or functions will not constitute a degradation of service unless the overall service is materially degraded. In the event that this is not the case after the applicable period, AOL and Advertiser will meet and discuss remedies. If after 30 days from such meeting the issues have not been addressed to AOL’s satisfaction in AOL’s sole discretion, then AOL will have a right to terminate the Agreement. In the event of any such termination AOL will refund to Advertiser the pro-rata portion of payments attributable to the impressions not delivered.

16.	Miscellaneous. By entering into this agreement, the parties are not in any manner precluded from entering into any separate advertising agreements not related to this Insertion Order.

17.	Standard Terms and Conditions. This Insertion Order incorporates by reference the additional terms and conditions set forth on any and all Exhibits attached hereto (the “Additional Terms”). To the extent that there exist any inconsistencies between the terms in the IO and the terms and conditions in Exhibit C, the terms of the IO shall govern.

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AUTHORIZED SIGNATURES

In order to bind the parties to this Insertion Order, their duly authorized representatives have signed their names below on the dates indicated. This Insertion Order (including the Additional Terms) shall be binding on both parties when signed on behalf of each party and delivered to the other party (which delivery may be accomplished by facsimile transmission of the signature pages hereto).

AOL LLC	ADVERTISER

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

ADDITIONAL TERMS:

Exhibit A	—	Carriage Plan
Exhibit B	—	Additional Operational Terms
Exhibit C	—	Standard Terms and Conditions
Exhibit D	—	Behavioral Targeting

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT A

Carriage Plan

CONTRACT INFORMATION		SUMMARY
Proposal Name:	Napster Integrated Music Campaign 2007	Total CPM Amount:	$[***]	Imps Purchased:	[***]
Advertiser:	NAPSTER	Flat Fee Amount:	$[***]	Imps Based Blended CPM:	$[***]
Proposal ID:	62651	Other/Offline Amount:	$[***]	All Prices Shown Are	[***]
Version #:	3	SubTotal:	$[***]	Agency Commission %:	[***]%
		Total Amount:	$[***]	Agency Commission:	$[***]

ID	Product/Package	Art Size	Start Date	End Date	Value Type	Cost Type	Rate	Quantity	Total Cost
22864	NAS-ENTERTAINMENT-Music- Custom-Napster - Music Main(Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
23082	NAS-ENTERTAINMENT-Music- Custom-Napster - Video Player (Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
23084	NAS-ENTERTAINMENT-Music- Custom-Napster - Artist Main (Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
23085	NAS-ENTERTAINMENT-Music- Custom-Napster -Ã,Â Album Detail Page(Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
23086	NAS-ENTERTAINMENT-Music- Custom-Napster -Commerce Drawer (Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
23087	NAS-ENTERTAINMENT-Music- Custom-Napster - CD Listening Party Page (Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
23088	NAS-ENTERTAINMENT-Franchise Top 11 Show -Custom- Napster (Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
23089	NAS-ENTERTAINMENT-Radio & Podcasting -Custom-Napster (Text)	Interstitial	01/01/07	12/31/07	Paid Media	CPM	$[***]	[***]	$[***]
					Totals:			[***]	$[***]

In addition to the above, the parties agree that Exhibit F shall be incorporated herein by reference.

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT B

Additional Operational Terms

1.    Advertiser Site Infrastructure. Advertiser will be responsible for all communications, hosting and connectivity costs and expenses associated with the Advertiser Site. Advertiser will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the Advertiser Site from the AOL Network. Advertiser will design and implement the infrastructure and network between the AOL Service and Advertiser Site such that (i) no single component failure will have a materially adverse impact on AOL Members seeking to reach the Advertiser Site from the AOL Network and (ii) sufficient bandwidth is maintained to handle sustained load and regular spikes in traffic. In the event that Advertiser elects to create a custom version of the Advertiser Site in order to comply with the terms of this Insertion Order, Advertiser will bear responsibility for all aspects of the implementation, management and cost of such customized site.

2.    Optimization; Speed. Advertiser will use commercially reasonable efforts to ensure that the Advertiser Site is designed and populated in a manner that minimizes delays when AOL Members attempt to access such site. Prior to commercial launch of any material promotions described herein, Advertiser will permit AOL to conduct performance testing of the Advertiser Site (in person or through remote communications).

3.    Security. Advertiser will utilize [***] to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the Advertiser Site.

4.    Technical Performance.

i.            Advertiser will design the Advertiser Site to support the AOL-client embedded versions of the Microsoft Internet Explorer 5.5X and 6.XX browsers [***].

ii.            To the extent Advertiser creates customized pages on the Advertiser Site for AOL Members, Advertiser will develop and employ a methodology to detect AOL Members ([***]).”

iii.          Advertiser will periodically review the technical information made available by AOL at http://webmaster.info.aol.com.

iv.          Advertiser acknowledges that AOL employs host and client-side caching technologies to improve end-user performance. Advertiser further acknowledges that these technologies are controlled through the use of industry-standard HTTP version 1.0 and version 1.1 headers transmitted by the origin server which is under Advertiser’s control. Complete information about these protocols can be found in RFC 1945 and RFC 2616, and details about AOL’s implementation of those protocols can be found at http://webmaster.info.aol.com.

    v. Prior to releasing material, new functionality or features through the Advertiser Site (“New Functionality”), Advertiser will use commercially reasonable efforts to (i) test the New Functionality to confirm its compatibility with AOL Service client software and (ii) provide AOL with written notice of the New Functionality so that AOL can perform tests of the New Functionality to confirm its compatibility with the AOL Service client software. Should any new material, new functionality or features through the Advertiser Site be released without notification to AOL, AOL will not be responsible for any adverse member experience until such time that compatibility tests can be performed and the new material, functionality or features qualified for the AOL Service.

5.    AOL Internet Services Advertiser Support. AOL will provide Advertiser with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that AOL makes generally available to similarly situated web-based partners. AOL support will not, in any case, be involved with content creation on behalf of Advertiser or support for any technologies, databases, software or other applications which are not supported by AOL or are related to any Advertiser area other than the Advertiser Site. Support to be provided by AOL is contingent on Advertiser providing to AOL demo account information (where applicable), a detailed description of the Advertiser Site’s software, hardware and network architecture and access to the Advertiser Site for purposes of such performance testing as AOL elects to conduct.

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT C

Standard Terms and Conditions

[Note: Many deletions are due to inconsistency with

terms of insertion order]

1.      Display of Advertising Material. Advertiser may not resell, trade, exchange, barter or broker to any third party any advertising space which is the subject of this Insertion Order.

2.      License. Advertiser agrees that AOL has the right to market, display, reproduce (including compression and temporary storage as necessary for the standard operation of the AOL Network), distribute, perform, transmit and promote the Advertisements.

3.      Advertiser Content. The Advertisements shall link only to the URL specified in the Insertion Order. Neither the Advertisements nor any materials or content on any interactive site linked to the Advertisements shall disparage AOL or promote any AOL Competitors listed in Section 14 of this Agreement other than through the purchase by such AOL Competitors of banner advertisements on the Advertised Products in the ordinary course of Advertiser’s business. The Advertisements shall comply with AOL’s privacy policies, terms of service, generally applicable advertising standards and practices, and all other standard, written policies for the applicable Designated Service(s), as such may be modified by AOL from time to time. Advertiser hereby represents and warrants that (a) it possesses all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to offer, sell or license the products and services offered, sold or licensed by or through the Advertisements, and (b) the Advertisements will not violate any applicable law, regulation or third-party right (including, without limitation, any copyright, trademark, patent or other proprietary right). Advertiser also warrants that a reasonable basis exists for all product or service performance or comparison claims appearing through the Advertisements. In no event shall the Advertisements state or imply that AOL endorses Advertiser’s products or services. To the extent AOL notifies Advertiser of reasonable complaints or concerns (e.g. from a user of the AOL Network (an “AOL User”)) regarding the Advertiser Content or any other content or materials linked thereto or associated therewith (“Objectionable Content”), Advertiser shall, to the extent such Objectionable Content is within Advertiser’s control, use commercially reasonable efforts to respond in good faith to such complaints or concerns, provided there is no obligation to remove any such Objectionable Content. Advertiser shall take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted or promoted through the Advertisements complies with all applicable federal, state and local laws and regulations.

4.      Operations. Advertiser shall ensure that the Advertisements and the Advertiser Content are in compliance with AOL’s then-current, generally applicable technical standards for the Designated Service(s). In the event that the Advertisements fails to comply with AOL’s generally applicable technical standards for the Designated Service, AOL shall have the right to cease or decrease the placement of the Advertisements, and if Advertiser is unable to cure such non-compliance within five business days after notice from AOL, AOL shall have the right to terminate this Insertion Order and refund to Advertiser fees paid to date on a prorata basis for any impressions that were not delivered. Additionally, AOL will be entitled to discontinue the Advertisements to the extent such Advertisements or the Advertiser Content will, in AOL’s good faith judgment, adversely affect the operations of the AOL Network.

5.      Third-Party Ad Serving. In the event that Advertiser elects to serve the Advertisements through a third-party ad serving system, such election shall be subject to the following requirements: (a) Advertiser shall elect solely from among the third parties which then appear on AOL’s approved third-party ad server list, (b) Advertiser shall comply with all reasonable requirements set by AOL for the use of a third-party ad serving system, (c) Advertiser shall ensure that its chosen third-party ad server complies with all reasonable requirements set by AOL for the serving of Advertisements into the AOL Network, provided that failure of the third-party to comply with AOL’s reasonable requirements shall not be deemed a breach of this Insertion Order by Advertiser so long as Advertiser ceases to use such third-party to serve the Advertisements immediately upon notice from AOL that such third-party is not in compliance with AOL’s reasonable requirements, and (d) any traffic or impression reports provided to Advertiser by such third-party shall have no effect on AOL’s obligations under this Insertion Order (i.e., the impression reports provided to Advertiser by AOL shall be the controlling reports for purposes of this Insertion Order).

6.      Production Work. Unless expressly provided for elsewhere in this Insertion Order, AOL shall have no obligation to provide any creative, design, technical or production services to Advertiser (“Services”). Delivery by AOL of any Services shall be subject to (i) AOL’s availability to perform the requested work, (ii) execution by both parties of a separate work order specifically outlining the Services to be provided and the fees to

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

be paid by Advertiser for such Services and (iii) payment in advance by Advertiser of such fees.

7.      Customer Service; Taxes. Advertiser shall bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection, returns and chargebacks, and other customer support associated with any products or services offered, sold or licensed through the Advertisements, and AOL will have no obligations whatsoever with respect thereto. Advertiser will collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export, value added or similar tax or duty arising from or related to the Advertisements, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys fees. The foregoing provisions of this section shall survive the completion, expiration, termination or cancellation of this Insertion Order. In the event that this Insertion Order identifies any of AOL’s “Shop@” areas (or similar or successor shopping areas) as a location where an Advertisement will be displayed, Advertiser shall comply with AOL’s then-current merchant certification standards.

8.      Search Terms; Keywords; Navigation. To the extent Advertiser is purchasing one or more Advertisements related to a “search” term(s), Advertiser represents and warrants that Advertiser has the legal rights necessary to utilize such search term in connection with the Advertisement(s). To the extent Advertiser is purchasing a search term for a flat fee (rather than purchasing a quantity of impressions based on a CPM-based price), such flat fee entitles Advertiser to up to one thousand (1,000) impressions per month. If the relevant search term generates more than 1,000 impressions in any month, AOL may sell the impressions in excess of 1,000 to another advertiser, or may provide Advertiser the opportunity to purchase some or all of the additional impressions for an additional fee. Any “keyword” terms for navigation from within the proprietary America Online brand service or “go word” terms for navigation from within the proprietary CompuServe brand service (“AOL Keyword Terms”) (as contrasted to “search” terms) which may be made available to Advertiser shall be (i) subject to availability and (ii) limited to the combination of the “keyword” or “go word” modifier combined with a registered trademark of Advertiser. Advertiser shall promote any AOL Keyword Term provided to it at least as prominently as it promotes any other internet keyword, “real name” or other similar search term or address for the Advertiser Content other than the URL for the Advertiser Content. AOL reserves the right to revoke at any time Advertiser’s use of any AOL Keyword Terms which do not incorporate registered trademarks of Advertiser. Advertiser acknowledges that its utilization of any AOL Keyword Term will not create in it, nor will it represent it has, any right, title or interest in or to such AOL Keyword Term, other than the right, title and interest Advertiser holds in Advertiser’s registered trademark independent of the AOL Keyword Term. [Advertiser shall ensure that navigation back to the AOL Network from any Advertiser site, whether through a particular pointer or link, the “back” button on an Internet browser, the closing of an active window, or any other return mechanism, shall not be interrupted by Advertiser through the use of any intermediate screen or other device not specifically requested by the user, including without limitation through the use of any html pop-up window or any other similar device. LBG?]

9.      Payment; Suspension. Advertiser agrees to pay AOL for all advertising displayed in accordance with the agreed upon amounts and billing schedule shown on the Insertion Order.

10.    Limitation of Liability; Disclaimer; Indemnification. (A) SUBJECT TO SECTION 6 ABOVE AND SUBSECTION 9(D) BELOW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY ASPECT OF THE RELATIONSHIP PROVIDED FOR HEREIN. NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY UNDER THIS INSERTION ORDER FOR MORE THAN THE AMOUNT TO BE PAID BY ADVERTISER DURING THE YEAR IN WHICH THE LIABILITY ACCRUES. (B) AOL MAKES NO AND HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK OR ANY PORTION THEREOF, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY OF NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING (I) THE NUMBER OF PERSONS WHO WILL ACCESS THE ADVERTISER CONTENT OR “CLICK-THROUGH” THE ADVERTISEMENTS, (II) ANY BENEFIT ADVERTISER MIGHT OBTAIN FROM INCLUDING THE ADVERTISEMENTS WITHIN THE AOL NETWORK AND (III) THE FUNCTIONALITY, PERFORMANCE OR OPERATION OF THE AOL NETWORK WITH RESPECT TO THE ADVERTISEMENTS. (C) ADVERTISER MAKES NO AND HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

IMPLIED, REGARDING ITS GOODS OR SERVICES OR ADVERTISEMENTS OR ANY PORTION THEREOF, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY OF NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. (D) Advertiser hereby agrees to indemnify, defend and hold harmless AOL and the officers, directors, agents, affiliates, distributors, franchises and employees of AOL from and against all claims, actions, liabilities, losses, expenses, damages and costs (including, without limitation, reasonable attorneys’ fees) that may at any time be incurred by any of them by reason of any claims, suits or proceedings: (a) for libel, defamation, violation of right of privacy or publicity, copyright infringement, trademark infringement or other infringement of any third-party right, fraud, false advertising, misrepresentation, product liability or violation of any law, statute, ordinance, rule or regulation throughout the world in connection with the Advertisements; or (b) arising out of any material breach by Advertiser of any duty, representation or warranty under this Insertion Order. AOL hereby agrees to indemnify, defend and hold harmless Advertiser and the officers, directors, agents, affiliates, distributors, franchises and employees of Advertiser from and against all claims, actions, liabilities, losses, expenses, damages and costs (including, without limitation, reasonable attorneys’ fees) that may at any time be incurred by any of them by reason of any claims, suits or proceedings: (a) for libel, defamation, violation of right of privacy or publicity, copyright infringement, trademark infringement or other infringement of any third-party right, fraud, false advertising, misrepresentation, product liability or violation of any law, statute, ordinance, rule or regulation throughout the world in connection with the AOL Network; or (b) arising out of any material breach by AOL of any duty, representation or warranty under this Insertion Order. The indemnified party shall notify the indemnifier of any claim, action or demand (an “Action”) for which indemnity is claimed. Indemnifier’s counsel defending such Action shall be subject to the indemnified party’s prior written approval. The indemnified party reserves the right to participate in the defense of any Action at its own expense. Settlement of any Action shall be subject to the indemnified party’s prior written approval. This section shall survive the completion, expiration, termination or cancellation of this Insertion Order.

11.    Solicitation. (a) Advertiser shall not send unsolicited, commercial email or other online communication (i.e., “spam”) through or into the AOL Network, absent a prior business relationship with the recipient, and shall comply with any other standard AOL policies and limitations relating to distribution of bulk email solicitations or communications through or into AOL’s products or services (including, without limitation, the requirement that Advertiser provide a prominent and easy means for the recipient to “opt-out” of receiving any future commercial email communications from Advertiser). (b) Advertiser shall ensure that its collection, use and disclosure of information obtained from AOL Users under this Insertion Order (“User Information”) complies with (i) all applicable laws and regulations and (ii) the then-current privacy policy(ies) of the applicable Designated Service(s) (or, in the case of information collected on Advertiser’s site, Advertiser’s standard privacy policies so long as such policies are prominently published on the site and provide adequate notice, disclosure and choice to users regarding Advertiser’s collection, use and disclosure of user information). Advertiser shall limit use of the User Information collected through an Information Request to the Specified Purpose. In the case of AOL Users who purchase products or services from Advertiser, Advertiser will be entitled to incorporate such AOL Users into Advertiser’s aggregate lists of customers; provided that Advertiser shall in no way disclose User Information in a manner that identifies AOL Users as end-users of an AOL product or service, provided that inclusion of AOL User email or IM addresses as part of an aggregate list shall not be deemed a breach of this provision. This section shall survive the completion, expiration, termination or cancellation of this Insertion Order.

12.    Representations and Warranties. Each party to this Insertion Order represents and warrants to the other party that: (i) such party has the full corporate right, power and authority to enter into this Insertion Order and to perform the acts required of it hereunder; and (ii) when executed and delivered by such party, this Insertion Order will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

13.    Termination. Either party may terminate this Insertion Order at any time with written notice to the other party in the event of a material breach of this Insertion Order by the other party, which remains uncured after thirty (30) days written notice thereof; provided that the cure period in connection with Advertiser’s failure to make any payment to AOL required in the Insertion Order shall be ten (10) days rather than thirty days. AOL may terminate this Insertion Order immediately following written notice to Advertiser if Advertiser (1) ceases to do business in the normal course, (2) becomes or is declared insolvent or bankrupt, (3) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (4) makes an assignment for the benefit of creditors. In

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

the event of any termination AOL will refund to Advertiser the pro-rata portion of payments attributable to the impressions not delivered.

14.    Confidentiality. AOL and Advertiser each agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Insertion Order, and for a period of three years following expiration or termination of this Insertion Order, to prevent the duplication or disclosure of Confidential Information of the other party other than by or to its employees or agents who must have access to such Confidential Information to perform such party’s obligations hereunder, which employees or agents are subject to strict confidentiality obligations. Notwithstanding the foregoing, either party may disclose Confidential Information without the consent of the other party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing party shall provide at least five (5) business days prior written notice of such proposed disclosure to the other party and shall submit a request to the applicable governing body that this Insertion Order (or portions thereof) receive confidential treatment to the fullest extent permitted under applicable laws, rules and regulations. “Confidential Information” shall mean any information relating to or disclosed in the course of this Insertion Order, which is or should be reasonably understood to be confidential or proprietary to the disclosing party, including, but not limited to, the material terms of this Insertion Order and information about AOL Users. “Confidential Information” shall not include information (a) already lawfully known to or independently developed by the receiving party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third-party. Upon the expiration or termination of this Insertion Order, each party will, upon the written request of the other party, return or destroy (at the option of the party receiving the request) all Confidential Information specified by the other party. This section shall survive the completion, expiration, termination or cancellation of this Insertion Order for the three year period specified herein.

15.    Miscellaneous. The parties to this Insertion Order are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Insertion Order or to exercise any right under this Insertion Order shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance. Except where otherwise specified herein, the rights and remedies granted to a party under this Insertion Order are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity. Neither party will be liable for, or be considered in breach of or default under this Insertion Order on account of any delay or failure to perform as required by this Insertion Order as a result of any causes or conditions which are beyond such party’s reasonable control and which such party is unable to overcome by the exercise of reasonable diligence. Advertiser shall not use, display or modify AOL’s trademarks in any manner absent AOL’s express prior written approval. This Insertion Order sets forth the entire agreement between Advertiser and AOL, and supersedes any and all prior agreements of AOL or Advertiser with respect to the transactions set forth herein. No change, amendment or modification of any provision of this Insertion Order shall be valid unless set forth in a written instrument signed by the party subject to enforcement of such amendment. Neither party shall assign this Insertion Order or any right, interest or benefit under this Insertion Order without the prior written consent of the other party except in connection with a change of control of such assignor. Subject to the foregoing, this Insertion Order shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In the event that any provision of this Insertion Order is held invalid by a court with jurisdiction over the parties to this Insertion Order, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and (ii) the remaining terms, provisions, covenants and restrictions of this Insertion Order shall remain in full force and effect. This Insertion Order may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Insertion Order shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia, except for its conflicts of laws principles. Advertiser hereby irrevocably consents to the jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia in connection with any action arising under this Insertion Order. Any notice or other communication under this Insertion Order will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile or in person to the party to whom the same is directed, (ii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iii) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. Each party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other party for the implementation or continuing performance of this Insertion Order.

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT D

Behavioral Targeting Specifications

(a)    Tracking. Advertiser shall accurately track user registrations generated within thirty (30) days of distribution of an applicable promotion on the AOL Network. Advertiser shall ensure that such tracking also accurately generates the following information about each new registrant: registration, and conversion to trial subscriptions. Advertiser shall deliver to AOL all information generated by such tracking on a monthly basis in an aggregated form.

(b)    Web Beacons. Advertiser understands and agrees that AOL may use cookies, web beacons, pixels, and/or other technologies (collectively, the “Web Beacons”) on the Advertiser sites to collect non-personally identifiable information in connection with this Agreement (the “Non-PII”) including but not limited to (i) for general reporting purposes, including the compilation of statistics, such as the total number of ads delivered, that may be provided to existing and potential customers; (ii) for scheduling and optimization of programming, promotions, and other activities associated with this Agreement, (iii) for tracking of user registration, geographic, behavioral, demographic, transactional, and other derived data, and (iv) if required by court order, law, or governmental agency. The Non-PII may include, without limitation, information such as web pages viewed by a user, date and time, domain type, and responses by a user to an advertisement, and any other data that Advertiser may pass to AOL (i.e., transaction identification information, transaction revenue estimates and information, and other reasonable information available to Advertiser.

(c)    Data Rights & Ownership. AOL owns all right, title, and interest in and to any data collected from the Web Beacons and all proprietary rights therein. Advertiser agrees that AOL will have the right to use and segment such data in its sole discretion for all purposes relating to its business including, without limitation, for purposes of providing general client and industry reporting and advertisement scheduling, targeting, and delivery optimization across the AOL Network and any other advertising inventory available to AOL. In addition, AOL will have the right to use and disclose non-PII for purposes including but not limited to: (i) for general reporting purposes, including the compilation of statistics, such as the total number of ads delivered, that may be provided to existing and potential customers; (ii) for scheduling and optimization of programming, promotions, and other activities associated with this Agreement, (iii) for tracking of user registration, geographic, behavioral, demographic, transactional, and other derived data, and (iv) if required by court order, law, or governmental agency.

(d)    Web Beacon Placement. Advertiser will place one or more Web Beacons on the landing page of the Advertiser Site in accordance with the specifications provided by AOL. Advertiser agrees that it will be solely responsible for insuring proper functioning and placement of such Web Beacons.

(e)    Privacy. Advertiser represents and warrants that it will provide notice for, and fully disclose, its privacy policies and practices to users of its website(s), and any other policies and practices with respect to the collection of information on users of its website(s).

(f)    Omniture. Advertiser shall integrate Omniture tracking for the Customized Site in accordance with AOL’s reasonable specifications.

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EXHIBIT E

SCREENSHOTS

Channel Level Promotions

Contextual Music – AOL Music Main PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – AOL Music CD Listening Party
Link will be added
next to Buy the CD
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – AOL Video Player PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – AOL Artist Main PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – AOL Album Detail Page
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – AOL Top 11 Countdown Show
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – Commerce Drawer on AOL Artist Main
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – Commerce Drawer on AOL Discography
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – Commerce Drawer on AOL Song Search
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – Commerce Drawer on Songs & Samples
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – Commerce Drawer on Songs/ Videos
PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Contextual Music – AOL Radio PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT F

AOL PERFORMANCE NETWORK PROMOTIONS

1.	Site and Products. The HTTP/URL address to be connected to the promotions provided in connection with this Insertion Order (“Performance Promotions”) shall be a version of the site located at www.napster.com and any related web pages or pages linked thereto (e.g., splash pages or ordering/registration pages), customized if and to the extent necessary to comply with the applicable requirements herein (the “Advertiser Site”). The only products and/or services that may be offered or promoted by Advertiser in the Performance Promotions or on the Advertiser Site are the Advertiser Products. The Advertiser Site shall not promote the products or services of any third party (or any products or services other than the Advertiser Products) without AOL’s written consent (including indirectly via any pop-up, pop-under, etc.). For the purposes of this Agreement Performance Promotions shall be considered Advertisements.

2.	Optimization Technology. AOL may, through its affiliate, Advertising.com, or designated third party vendor, serve the Performance Promotions, and track related click-through and conversion metrics (where applicable), utilizing certain inventory optimization technology (the “Optimization Technology”). Prior to launch of any Performance Promotions, Advertiser will take all actions necessary to enable AOL, Advertising.com, or AOL’s designated third party vendor, to track click-throughs, including delivering unique Advertiser Site URLs as requested by AOL.

a.	Tracking Tags. During the Term, Advertiser agrees to place on mutually agreed upon page(s) of the Advertiser Site a pixel tracking tag as necessary for tracking and reporting through the Optimization Technology (the “Tracking Tag”). Unless otherwise approved by AOL, the page(s) containing the Tracking Tag shall be accessible to any visitor to the Advertiser Site (regardless of whether such visitor linked to the Advertiser Site from the AOL Network). Advertiser agrees to disclose within its standard privacy policy (in a clear and conspicuous manner) the data use and collection practices related to the Tracking Tag on the Advertiser Site.

b.	Web Beacon Placement. Advertiser agrees that Advertiser shall be solely responsible for insuring proper placement of the Web Beacons on Advertiser’s web site, including making sure that the Web Beacons only track the Actions to which Advertiser’s campaign relates. In the event that Advertiser improperly places the Web Beacons on Advertiser’s web site, resulting in, among other things, AOL or it’s affiliate, Ad.com trafficking Advertiser’s campaign based on misleading campaign performance results, the parties agree that Advertiser shall pay AOL based on AOL’s reasonable estimation of Actions delivered, as determined in AOL’s sole discretion. Advertiser further understands that maintaining Advertiser’s web site on which the Web Beacons are placed in good working order during the term of the Agreement is critical to the success of Advertiser’s campaign. Accordingly, in the event that Advertiser’s web site on which the Web Beacons are placed fails to operate in good working order (i.e., goes down) at any time during the term of the Agreement, Advertiser shall notify AOL that Advertiser’s web site has gone down within three (3) hours of Advertiser’s web site going down. If Advertiser fails to provide AOL with notification as required above, the parties agree that AOL may bill Advertiser based on AOL’s reasonable estimation of Actions, as determined in AOL’s sole discretion, that would have been delivered during the period that Advertiser’s web site was not functioning.

c.	Conversion Criteria. In addition, in the event that Advertiser is paying AOL a Bounty for any conversion metrics other than click-throughs, then the following shall apply: A “Conversion” shall equal all View-Based Conversions subject to the Conversion Criteria, and all Click-Based Conversions subject to the Conversion Criteria.

•

A “View-Based Conversion” shall mean the serving of a Tracking Tag to an AOL User during a visit to the Advertiser Site not initiated by clicking through an Advertisement, where such visit occurred within a certain number of days (the “View-Based Latency Window”) after such AOL User was exposed to an Advertisement.

•

A “Click-Based Conversion” shall mean the serving of a Tracking Tag to an AOL User during a visit to the Advertiser Site, where such visit occurred within a certain number of days (the “Click-Based Latency Window”) after such AOL User had clicked on an Advertisement (but had not triggered an Instant Conversion). Advertiser shall pay AOL a Bounty for One Hundred percent (100%) of the number of Leads arising from Click-based Conversions that occur with thirty (30) days of initial

PORTIONS DENOTED WITH [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

exposure to an Advertisement. Such percentage and number of days may be adjusted pursuant to the terms of this agreement.

•	Subsequent changes to the Conversion Criteria may be made pursuant to Section 3(b) below.

3.	Economics.

a.	Bounty. Advertiser shall pay to AOL a $[***] CPA bounty (“Bounty”) for Advertisements in the AOL Performance Network up to a maximum aggregate of [***] dollars ($[***]) (“Performance Cap”). CPA shall mean when a user clicks through the Performance Promotions served by AOL and downloads the Napster software for a free trial. Bounties acquired through the AOL Performance Network will count toward both the [***] threshold in Section 5 of the Agreement and the [***] threshold in Section 7 of the Agreement.

b.	Guarantee. The spend commitment of [***] Dollars ($[***]) hereunder is a guaranteed, non-refundable amount. In the event that the Performance Promotions are terminated by either party or either Party reasonably believes that the Performance Cap will not be met during the Initial Term of the Agreement, then the balance of the Performance Cap that is not used will be reapplied toward the following AOL Network Advertisements and shall not be refunded:

High Reach Social Network AOL 728x90 (RM) —$[***] CPM or

Such other advertisements as are mutually agreed to by the parties.

4.	Promotions. Notwithstanding anything to the contrary, any Performance Promotions shall be at AOL’s sole discretion; AOL does not guarantee any specific minimum level (e.g., number or location) of placements, impressions, click-throughs, or any other promotions or metrics; and AOL may cease the serving of Performance Promotions at any time. In the event of a conflict between the Insertion Order and this Exhibit then the terms of this Exhibit shall govern.